Exhibit 99.1

For Immediate Release

Contact:	Jeffrey K. Berg, President and Chief Executive Officer
Paul N. Hanson, Vice President – Finance
Telephone – (320) 848-6231

COMMUNICATIONS SYSTEMS ANNOUNCES RESIGNATION OF TRANSITION
NETWORKS’ GENERAL MANAGER

Hector, MN ---- August 28, 2007 ---- Communications Systems, Inc. (“CSI”) announced today that Daniel G. Easter has resigned as President and General Manager of CSI’s subsidiary, Transition Networks, Inc. (“TNI”), effective August 28, 2007. Mr. Easter was employed by TNI for approximately ten years, first as Vice President of Sales, until September 1, 2000, and then as President and General Manager. Bill Schultz, TNI’s Vice President of Marketing, was appointed President and General Manager on an interim basis pending the selection of a successor.

Commenting on Mr. Easter’s departure, Jeffrey K. Berg, CSI’s President and Chief Executive Officer stated that: “I am confident Transition Networks’ talented management team will continue to move TNI forward as a leading supplier of high quality media conversion products and other connectivity solutions.”

About Communications Systems, Inc.

CSI provides physical connectivity infrastructure and services for cost-effective broadband solutions and is a leading supplier of voice grade connecting devices and wiring systems. CSI serves the broadband market as the world’s leading supplier of media conversion technology, which permits networks to deploy fiber optic technology while retaining the copper-based infrastructure already embedded in the network. CSI also supplies copper wire and fiber optic structured wiring systems for broadband networks and line filters for digital subscriber line (“DSL”) service. CSI also provides network design, training and management services.

Cautionary Statement: From time to time, in reports filed with the Securities and Exchange Commission, in press releases, and in other communications to shareholders or the investing public, the Company may make forward-looking statements concerning possible or anticipated future financial performance, business activities, plans, pending claims, investigations or litigation which are typically preceded by the words “believes”, “expects”, “anticipates”, “intends” or similar expressions. For such forward-looking statements, the Company claims the protection of the safe harbor for forward-looking statements contained in federal securities laws. Shareholders and the investing public should understand that such forward looking statements are subject to risks and uncertainties which could cause actual performance, activities or plans to differ significantly from those indicated in the forward-looking statements.